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                                                                     EXHIBIT 8.2

                                FORM OF OPINION

                    [Weil, Gotshal & Manges LLP Letterhead]
                                November  , 2000

Viacom Inc.
1515 Broadway
New York, New York 10036

Ladies and Gentlemen:

   We have acted as tax counsel to Viacom Inc., a Delaware corporation ("Parent"), in connection with the proposed merger (the "Merger") of Infinity Broadcasting Corporation, a Delaware corporation (the "Company"), with and into IBC Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub").

   In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents as we deemed appropriate, including the Agreement and Plan of Merger dated as of October 30, 2000, among Parent, Merger Sub and the Company (the "Merger Agreement"), the Information Statement/Prospectus (the "Information Statement") filed by the Company with the Securities and Exchange Commission (the "SEC") and the Registration Statement on Form S-4, as filed by Parent with the SEC on November , 2000, in which the Information Statement is included as a prospectus (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Parent and the Company. Any capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement.

   Based upon the foregoing, and subject to the next succeeding paragraph, the discussion included in the Information Statement under the caption "The Merger--Federal Income Tax Consequences", insofar as it constitutes statements of federal income tax law or legal conclusions and, except to the extent qualified therein, is accurate in all material respects.

   Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

   We hereby consent to the use of our name under the captions "THE MERGER-- Federal Income Tax Consequences" and "LEGAL MATTERS" in the Information Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,